Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement, dated as of September 9, 2009 (the “Agreement”), made between Dollarama L.P. and together with any permitted assignee (collectively referred to as the “Employer”) and Stephane Gonthier (the “Executive”).

RECITALS

WHEREAS the Employer and the Executive entered into an Executive Employment Agreement on September 2, 2007 (the “Employment Agreement”);

WHEREAS the Executive has been and is expected to be an important contributor to the Business (as defined below) and has and will acquire knowledge of highly confidential information pertaining to the Business and the affairs of the Employer;

WHEREAS the Employer wishes to continue to employ the Executive, for an indeterminate term;

WHEREAS the Executive has experience and expertise that qualify him to continue to provide the direction and leadership required by the Employer and its Affiliates (as defined below);

WHEREAS the parties agree that the Employer, its Affiliates and their successors and assigns require protection of their legitimate business interests;

WHEREAS Dollarama Capital Corporation (“DCC”) and the Executive have entered into an Option Agreement as well as a Subscription Agreement pursuant to which the Executive has, inter alia, signed a counterpart to the Amended and Restated Securityholders Agreement of DCC, all of which constituted essential considerations for the Executive’s acceptance of the Employer’s offer of employment and for his entering into the Employment Agreement on September 2, 2007; and

WHEREAS the Executive and the Employer desire to enter into this Agreement setting forth the terms and conditions of employment of the Executive in his current capacity as Chief Operating Officer and the Executive wishes to accept such continued employment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Preamble. The above preamble forms an integral part of this Agreement.

2. Amended and restated Agreement. This Agreement amends, restates and replaces in its entirety the Employment Agreement.

3. Term. This Agreement comes into effect on the date hereof and is concluded for an indeterminate term, unless terminated in accordance with Section 6 (the “Term”).

4. Capacity and Performance.

(a) During the Term, the Executive shall continue to serve the Employer as its Chief Operating Officer with such customary responsibilities, duties and authority as may from time to time be assigned to him by the Chief Executive Officer of the Employer (the “Chief Executive Officer”) and the Board of Directors of the Employer (the “Board”). In addition and without further compensation, the Executive shall continue to serve as a director and/or officer of one or more of the Employer’s operating subsidiaries if so elected or appointed from time to time, provided that the Employer shall provide to the Executive at all times, and pay all of the costs of, directors’ and officers’ liability insurance coverage with respect to such service as required by Section 5 hereof.

(b) During the Term, the Executive shall continue to be employed by the Employer on a full-time basis and shall be responsible for store operations, supply and logistics and human resources as well as perform such duties and responsibilities on behalf of the Employer and its Affiliates as may be designated from time to time by the Chief Executive Officer and the Board. The duties to be performed by the Executive hereunder shall continue to be performed primarily at the principal office of the Employer in the City of Montreal, Quebec, subject to reasonable travel requirements.

(c) During the Term, the Executive shall continue to devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the Business and interests of the Employer and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be approved by the Chief Executive Officer and the Board. The foregoing provisions of this Section 4(c) shall not, however, preclude the Executive from devoting a reasonable amount of time to engaging in civic, charitable or religious activities, devoting a reasonable amount of time to private investment activities, and/or serving as a director, officer or trustee of family-owned companies, trusts or foundations, as well as acting as a director of a maximum of three (3) Boards of Directors, as identified in Appendix A and amended, as the case may be, by the Executive in accordance with this Agreement, provided in each case that such involvement is in compliance with the provisions of Section 9(a) hereof and does not otherwise conflict with the Executive’s responsibilities to the Employer.

5. Compensation and Benefits. In addition to the Option Agreement and the Subscription Agreement mentioned in the Recitals, as compensation for all services performed by the Executive under and during the Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Employer and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Effective from the Employer’s fiscal year beginning on February 1, 2009, the Employer shall pay the Executive a base salary at the rate of $340,000 per annum, less all applicable withholdings, payable in accordance with the payroll practices of the Employer for its executives (the “Base Salary”) and the Executive shall be entitled to an annual merit increase to the extent that other members of senior management are entitled to such annual merit increase, it being understood that the annual increase may vary from an executive to another.

(b) Annual Bonus. With respect to each of the Employer’s fiscal years that begins on or after February 1, 2009, the Executive will be eligible to receive a bonus (the “Annual Bonus”) with a target of 75% of his Base Salary. The Annual Bonus will be based on the achievement of targets which shall be determined by the Board.

For greater certainty, no notice, pay in lieu of notice, statutory notice, severance pay or any other payment whatsoever that is given or that ought to have been given under this Agreement or any applicable law in respect of the Executive’s termination of employment will be utilized in determining entitlement to payment of the Annual Bonus.

(c) Other Benefits. During the Term and subject to any contribution therefor generally required of executives of the Employer, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Employer generally consistent with company practices and as outlined in the Benefits Booklet. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Employer policies. The Employer may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate and the whole subject to applicable law. The Executive shall be entitled to four weeks’ paid vacation and reasonable holidays and illness days in accordance with the Employer’s policies as may be established and modified from time to time.

(d) Short-term Disability. Subject to Section 6(b), in the event the Executive becomes disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature, and, as a result, is unable to perform all his duties and responsibilities hereunder, the Employer will pay to the Executive the equivalent of the Executive’s Base Salary for the lesser of:

(i) a period of one hundred and eighty consecutive days; or

(ii) until terminated in accordance with Section 6(b)(i) of this Agreement, provided that in the event where the Employer or its Affiliates then have in effect a Long Term Disability Plan, the Executive shall be paid his Base Salary until he is eligible to be paid long term disability benefits under the Company’s plan.

(e) Directors’ and Officers’ Insurance. The Employer shall provide to the Executive the benefit of at all times during the Term, and pay all of the costs of, the directors’ and officers’ liability insurance policy or policies obtained by the Employer, which shall cover the Executive for his service hereunder, whether as director, and/or officer of the Employer or as director and/or officer of any of the Employer’s Affiliates.

(f) Business Expenses. The Employer shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder in accordance with the Employer’s expense reimbursement policy.

6. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Employer shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, and (ii) any business expenses incurred by the Executive but not reimbursed on the date of termination, and (iii) any bonus compensation (other than Annual Bonus with respect to the fiscal year in which the date of termination occurs) awarded but unpaid on the date of termination (collectively, “Final Compensation”); and (iv) the portion of the Annual Bonus earned for the fiscal year in which the date of termination occurs, prorated for the time of the Executive’s employment during the relevant fiscal year (the “Prorated Bonus”), it being understood that the Prorated Bonus will be paid following the end of the relevant fiscal year or such other time as per the Employer’s normal practice.

(b) Disability

(i) The Employer may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for ninety (90) days during any period of one hundred eighty (180) consecutive calendar days. In the event of such termination, (a) if the Employer or its Affiliates then have in effect a Long Term Disability Plan, the Employer shall have no further obligation to the Executive, other than for payment of Final Compensation and any Prorated Bonus and (b) if neither the Employer nor its Affiliates have in effect a Long Term Disability Plan, the Employer shall have no further obligation to the Executive, other than for payment of amounts described in Section 6(d).

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. While receiving disability income payments under Employer’s disability income plan, the Executive shall continue to participate in Employer benefit plans, if any, in accordance with the terms of such plans, until the termination of his employment.

(c) By the Employer for Cause. The Employer may terminate the Executive’s employment hereunder immediately for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Employer shall have no further obligation to the Executive, other than for Final Compensation and any requirement of applicable law.

(d) By the Employer Other than for Cause. The Employer may terminate the Executive’s employment at any time, other than for Cause, Death and Disability by (a) paying to the Executive Final Compensation and any Prorated Bonus; and (b) provided the

Executive continues to fulfill the remainder of his contractual obligations towards the Employer, by providing the Executive with severance pay in lieu of notice representing the Executive’s Base Salary for twenty-four months, payable by way of salary continuance in accordance with the Employer’s payroll practices at the date of termination or in a lump sum payment, at the sole discretion of the Employer.

Any obligation of the Employer to the Executive hereunder is conditional, however, upon the Executive signing a release, reasonably acceptable to the Employer, of any and all claims related to the employment of the Executive or the termination thereof.

(e) By the Executive for Constructive Termination. The Executive may terminate his employment hereunder immediately for Constructive Termination at any time upon written notice to the Employer setting forth in reasonable detail the nature of the Constructive Termination. In the event of such termination, the Employer shall (i) pay the Executive’s Final Compensation and any Prorated Bonus, and (ii) conditional upon the Executive continuing to fulfill his contractual obligations toward the Employer, by way of salary continuance, in accordance with the Employer’s payroll practices at the time of Constructive Termination, the Executive’s Base Salary for twenty-four months following termination or an amount representing twenty-four months of the Executive’s Base Salary, in a lump sum payment, at the sole discretion of the Employer.

Any obligation of the Employer to the Executive hereunder is conditional, however, upon the Executive signing a release, reasonably acceptable to the Employer, of any and all claims related to the employment of the Executive or the termination thereof.

(f) By the Executive other than for Constructive Termination. The Executive may terminate his employment hereunder at any time upon sixty days written notice to the Employer. In the event of termination of the Executive pursuant to Section 6(f), the Board may elect to waive the period of notice, or any portion thereof. The Employer shall have no further obligation to the Executive, other than for Final Compensation due to him.

7. Effect of Termination. The provisions of this Section 7 shall apply to any termination of employment in accordance with Section 3 or Section 6.

(a) Payments or provision of benefits by the Employer pursuant to Section 6 shall constitute the entire obligation of the Employer to the Executive.

(b) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9 and 10 hereof. The obligation of the Employer to make payments to the Executive under Section 6(d) or 6(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 8, 9 and 10 hereof. The Executive recognizes that, except as expressly provided in Section 6(d) or 6(e), no compensation is earned after termination of employment.

8. Confidential Information.

(a) The Executive acknowledges that the Employer, its Affiliates and their predecessors developed Confidential Information and that the Employer and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Employer and its Affiliates, that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Employer and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Employer and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Employer and its Affiliates, whether prior to, at the time of, or subsequent to any assignment of this Agreement pursuant to Section 17. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the Business, present or otherwise, of the Employer or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Employer and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Employer at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Employer and its Affiliates:

(a) Non-Competition. While the Executive is employed by the Employer and for a period of twenty-four months after his employment terminates for any reason, the Executive shall not, directly or indirectly, engage in any business competitive with the Business within the Territory. However, no ownership of less than five percent of the outstanding stock of any publicly traded corporation will be deemed to be in violation of this Section 9(a) solely by reason thereof.

(b) Loyalty. The Executive agrees that, during his employment with the Employer, he will not undertake any outside activity, whether or not competitive with the Business, the Employer or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Employer or any of its Affiliates.

(c) Non-Solicitation of Employees. The Executive further agrees that while he is employed by the Employer and during a twenty-four month period after his employment terminates for any reason, the Executive shall not, directly or indirectly, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade any Person who is an employee of Aris Import Inc. (hereinafter “Aris”), any Person employed by the Employer or its Affiliate as a store manager or in any other position of equal or greater responsibility, or any Person working in the corporate office of the Employer or its Affiliate, to leave the employ of the Employer, its Affiliate or Aris, as the case may be.

(d) Non-Solicitation of Suppliers. The Executive agrees that while he is employed by the Employer and during a twenty-four month period after his employment terminates for any reason, the Executive shall not lure, entice away, or in any other manner persuade or attempt to persuade any Supplier to cease or materially reduce its business with the Employer or any of its Affiliates.

10. Assignment of Rights to Intellectual Property.

(a) The Executive shall promptly and fully disclose all Intellectual Property to the Employer. The Executive hereby assigns and agrees to assign to the Employer (or as otherwise directed by the Employer) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Employer to assign the Intellectual Property to the Employer and to permit the Employer to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Employer for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered work made in the course of employment.

(b) If the Executive incorporates into any of the Intellectual Property any Intellectual Property made by the Executive prior to the Executive’s employment with the Employer, which belongs to the Executive and which is not assigned to the Employer hereunder, the Executive hereby grants the Employer a perpetual, exclusive, world-wide license to make, use, sell, improve, execute, reproduce, display, distribute, lease, manipulate in any manner, create derivative works based upon, sublicense, or otherwise commercially exploit or utilize the Prior Invention(s) included in the Intellectual Property, including all Improvements thereto, and all Intellectual Property therein, in any manner that the Employer sees fit in its sole and absolute discretion.

(c) To the extent that the Executive cannot assign and transfer any of the Executive’s full right, title, and interest in the Intellectual Property, then the Executive hereby grants the Employer a perpetual, exclusive, world-wide license to make, use, sell, improve, execute, reproduce, display, distribute, lease, manipulate in any manner, create derivative works based upon, sublicense, or otherwise commercially exploit or utilize such Intellectual Property, including all Improvements thereto, and all Intellectual Property therein, in any manner that the Employer sees fit in its sole and absolute discretion.

(d) The Executive further agrees that the Executive will assign, deliver and communicate to the Employer any know-how, facts and materials arising from or relating to said Intellectual Property including without limitation: (i) all simulations, prototypes, and other embodiments of the Intellectual Property; (ii) all drawings, blueprints, calculations, research plans and results, lab notes, workbooks and other records and written materials that relate to the Intellectual Property or that embody or record any know-how pertaining to the Intellectual Property; (iii) all files, documents and communications pertaining to the Intellectual Property; and (iv) evidence for patent interference purposes or for other legal proceedings whenever requested.

(e) The Executive further agrees to waive any and all moral rights it may have in respect of any work which is the subject of copyright.

(f) The Executive shall not directly or indirectly contest the Employer’s ownership in or validity of the Intellectual Property, or the validity of any applications or registrations therefor, either during the term of this Agreement or, at any time thereafter, nor shall the Executive voluntarily assist in any action taken by any third party, an object of which action is to contest said ownership or validity.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 and 10 hereof, the damage to the Employer would be irreparable. The Executive therefore agrees that the Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control”, when used in connection with any specified Person, means the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controls”, “controlling” and “controlled” have correlative meanings.

(b) “Business” means the Business as conducted by the Employer and its Affiliates on the date hereof, as well as any business of significance to the Employer or its Affiliates as conducted by the Employer and its Affiliates at any time during the employment of the Executive and at the time of termination of the Executive’s employment.

(c) “Cause” means the following events or conditions, as determined by the Board and the Chief Executive Officer, in their reasonable judgment: (i) the refusal or failure to perform (other than by reason of disability) or material negligence in the performance of the Executive’s duties and responsibilities to the Employer or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board and of the Chief Executive Officer and the continuance of such refusal, failure or negligence for a period of fifteen days after notice to the Executive; (ii) the commission of fraud, embezzlement or theft by the Executive; (iii) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; and (iv) any other conduct that involves a breach of fiduciary obligation on the part of the Executive or otherwise could reasonably be expected to have material adverse effect upon the Business.

(d) “Confidential Information” means any and all information of the Employer, Aris and their Affiliates, that is not generally available to the public. Confidential Information also includes any information received by the Employer, Aris and their Affiliates, whether prior to, at the time of, or subsequent to any assignment of this Agreement pursuant to Section 17, from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or any other Person of an obligation of confidentiality in favor of the Employer, Aris and their Affiliates.

(e) “Constructive Termination” means the following events or conditions: (i) the Employer’s material breach of this Agreement including, without limitation, any material change in the role, responsibilities, duties or reporting detailed in Sections 4(a) and 4(b) as well as the failure of the Employer to pay Base Salary or, subject to achievement of targets determined by the Board in accordance with Section 5(b), Annual Bonus or provide any material benefits that the Employer is obligated to pay or provide pursuant hereto, and the continuance of such breach for a period of fifteen days after written notice to the Employer; and (ii) if the Employer requires that the Executive move involuntarily from the Montreal metropolitan area in order to retain employment with the Employer.

(f) “Improvements” means modifications, enhancements, translations, derivative works, updates, upgrades, new versions or new releases, or other improvements to the Intellectual Property.

(g) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Employer premises) during the Executive’s employment and during the period of three months immediately following termination of his/her employment that relate to either the Business or any prospective activity of the Employer or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Employer or any of its Affiliates and any Intellectual Property (including without limitation copyright) related to the foregoing.

(h) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Employer or any of its Affiliates.

(i) “Supplier” means any and all persons, located anywhere in the world, having supplied goods to the Employer, Aris and their Affiliates in connection with the Business; and any and all persons located anywhere in the world retained or utilized by the Employer, Aris and their Affiliates to supply goods in connection with the Business, in both cases, at any time during the five-year period preceding the termination of Executive’s employment.

(j) “Territory” means Canada.

13. Entire agreement. This Agreement constitutes the entire agreement between the parties on the subject matter thereof and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, expressed or implied.

14. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Employer any proprietary information of a third party without such party’s consent.

15. Withholding. All payments made by the Employer under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Employer under applicable law.

16. Currency. All and any amount of money referred to or mentioned in this Agreement shall be in Canadian Dollars.

17. Assignment. This Agreement shall be assigned without any consent or formality required to any Person who acquires the Business of Employer and upon such assignment, such Person shall be considered as and be deemed to be the “Employer” for purposes of this Agreement. Once this Agreement is assigned to a Person which purchases the Business pursuant to this Section 17, it is understood that the Executive will report to the board of directors of such Person, and in the event such Person is a limited partnership, the Executive will report to the board of directors of the general partner of such limited partnership and to its Chief Executive Officer. Otherwise, neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Employer may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Employer may hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the Canadian or American mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Employer or, in the case of the Employer, at its principal place of business, attention of the chief legal officer, or to such other address as either party may specify by notice to the other actually received.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Employer.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law; Consent to Jurisdiction and Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable therein.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the courts of the Province of Québec, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defence of an inconvenient forum to the maintenance of any such action or proceeding. The Parties hereto hereby consent to service of process by mail (in accordance with Section 20 or any other manner permitted by law.)

25. Language. The Parties hereby acknowledge that they have expressly required this Agreement and any documents ancillary hereto be drafted in the English language only. Les parties reconnaissent par les présentes avoir expressément exigé que cette entente et tout document y afférent soient rédigés en langue anglaise seulement.

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Employment Agreement

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	DOLLARAMA L.P., acting and represented by Dollarama GP Inc., its general partner

/s/ Stephane Gonthier	By:	/s/ Nicholas Nomicos
Stephane Gonthier	Name:	Nicholas Nomicos
	Title:	Director